Exhibit 4.56

Equity Interests Pledge Agreement

This Equity Interests Pledge Agreement (the “Agreement”) is entered into on the day of March 22, 2005 by and between the following parties:

Pledgee: eLongNet Information Technology (Beijing) Co., Ltd.

Address: 10 Jiuxianqiao Road, Chaoyang District, Beijing

Legal Representative: Justin Tang

Pledgor: Tian Binbin

Address: Room 203, Unit 7, No. 2 Building, Jiulian Xincun, Wenshan Road, Hangzhou

ID No.: 330103501124042

WHEREAS,

(1). The Pledgor owns 20% of the equity interest in Hangzhou Global-link Consultation Service Co., Ltd. (hereinafter “Hangzhou Global-link”). Hangzhou Global-link is a limited company registered under the laws and regulations of People’s Republic of China (hereinafter “China”) with registration address as Room 1208, Sector A of Champion Torch Building, 259 Wen San Road, Xihu District Hangzhou and qualified to engage in Grade II airline transportation sales agent business (governed by appraisal and decision of East China Administration of CAAC). The Pledgee is a limited company founded in accordance with the Chinese law.

(2). The Pledgee signed the Loan Agreement with Hangzhou Global-link on March 22nd 2005 in Beijing and agreed that the Pledgee provided fund support to the Pledgor.

(3) For securing that the Pledgor undertakes its obligations with the Pledgee in accordance with the Loan Agreement, the Pledgor is willing to pledge all of its equity interest in Hangzhou Global-link to the Pledgee.

Therefore the Pledgee and the Pledgor through mutual negotiations hereby enter into this Agreement based upon the following terms:

1. Definitions And Interpretation

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1 Pledge means the full content of Article 2 hereunder

1.2 Equity Interest means all equity interests in Hangzhou Global-link legally held by the Pledgor.

1.3 Term of Pledge means the period provided for under Article 3.1 hereunder.

1.4 Event of Default means any event in accordance with Article 7.1 hereunder.

1.5 Notice of Default means the notice of default issued by the Pledgee in accordance with this Agreement.

2. Assignments And Pledge

2.1 The Pledgor agrees to pledge all its equity interest in Hangzhou Global-link to the

Pledgee. Pledge under this Agreement refers to the rights owned by the Pledgee who shall be entitled to have priority in receiving payment by the evaluation or proceeds from the conversion, auction or sale of the equity interests pledged by the Pledgor to the Pledgee.

3. Term Of Pledge

3.1 This Agreement shall take effect as of the date when the equity interests under this Agreement are recorded in the Register of Shareholder of Hangzhou Global-link. The term of the Pledge is the same with the term of Loan Agreement.

3.2 During the period, the Pledgor shall be entitled to dispose of the Pledge in accordance with this Agreement in the event that Hangzhou Global-link fails to execute its obligation under the Loan Agreement.

4. Physical Possession Of Documents

4.1 During the term of Pledge under this Agreement, the Pledgor shall deliver the physical possession of the certificate of distribution and the name list of shareholder of Beijing eLong to the Pledgee within one week as of the date of conclusion of this Agreement.

4.2 The Pledgee shall be entitled to collect the dividends from the equity interests.

4.3 The pledge in this Agreement shall be record in the shareholder’s register.

5. Representation of the Pledgor

5.1 The Pledgor is the legal owner of the equity interests.

5.2 The Pledgor does not pledge or encumber the equity interests to any other person except for the Pledgee.

6. Warranties and Guarantee of the Pledgor

6.1 During the effective term of this Agreement, the Pledgor covenants to the Pledgee that the Pledgor shall:

6.1.1 Not transfer or assign the equity interests, create or permit to create any pledges which may have an adverse effect on the rights or benefits of the Pledgee without prior written consent from the Pledgee; unless the two parties have agreed otherwise.

6.1.2 Comply with and implement laws and regulations with respect to the pledge of rights, present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within five days upon receiving such notices, orders or suggestions and comply with such notices, orders or suggestions, or object to the foregoing matters at the reasonable request of the Pledgee or with consent from the Pledgee.

6.1.3 Timely notify the Pledgee of any events or any received notices which may affect the Pledgor’s equity interest or any part of its right, and any events or any received notices which may change the Pledgor’s any covenant and obligation under this Agreement or which may affect the Pledgor’s performance of its obligations under this Agreement.

6.2 The Pledgor agrees that the Pledgee’s right of exercising the Pledge obtained from this Agreement shall not be suspended or hampered through legal procedure by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor or any other person.

6.3 The Pledgor warrants to the Pledgee that in order to protect or perfect the security over the payment of the technical consulting and service fees under the Service Agreement, the Pledgor shall execute in good faith and cause other parties who have interests in the pledge to execute all the title certificates, agreements, and or perform and cause other parties who have interests to take action as required by the Pledgee and make access to exercise the rights and authorization vested in the Pledgee under this Agreement.

6.4 Execute all the documents with respect to the changes of certificate of equity interests with the Pledgee or the person (natural person or legal entity) designed by the Pledgee, and provides all the notices, orders and decisions regarded as necessary by the Pledgee with the Pledgee within the reasonable time.

6.5 The Pledgor warrants to the Pledgee that the Pledgor will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate all the losses suffered by the Pledgee for the reasons that the Pledgor does not perform or fully perform their guarantees, covenants, agreements, representations and conditions.

7. Event Of Default

7.1 The following events shall be regarded as the event of default:

7.1.1 The Pledgor fails to perform its obligation in or under the Loan Agreement.

7.1.2 The Pledgor makes any material misleading or fraudulent representations or warranties under Article 5 herein, and/or the Pledgor is in violation of any warranties under Article 6 herein;

7.1.3 The Pledgor violates the covenants under any of the Articles herein;

7.1.4 The Pledgor waives the pledged equity interests or transfers or assigns the pledged equity interests without prior written consent from the Pledgee;

7.1.5 The Pledgor is unable to repay any general debt or other debts. The Pledgor’s any external loan, security, compensation, covenants or any other compensation liabilities (1) are required to be repaid or performed prior to the scheduled date due to default; or (2) are due but can not be repaid or performed as scheduled and thereby cause the Pledgee to deem that the Pledgor’s capacity to perform the obligations herein is affected;

7.1.6 This Agreement is illegal for the reason of the promulgation of the related laws or the Pledgor’s incapability of continuing to perform the obligations herein;

7.1.7 Any approval, permits, licenses or authorization from the competent authority of the government needed to perform this Agreement or validate this Agreement are withdrawn, suspended, invalidated or materially amended;

7.1.8 The property of the Pledgor is adversely changed and cause the Pledgee deem that the capability of the Pledgor to perform the obligations herein is affected;

7.1.9 The default resulted in the action or inaction of Pledgor’s breaching the other Articles of this Agreement;

7.1.11 Other circumstances whereby the Pledgee is incapable of exercising the right to dispose the Pledge in accordance with the related laws.

7.2 The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware of or find that any event under Article 7.1 herein or any events that may result in the foregoing events have happened or is going on.

7.3 Unless the event of default under Article 7.1 herein has been solved to the Pledgee’s satisfaction, the Pledgee, at any time when the event of default happens or thereafter, may give a written notice of default to the Pledgor and require for disposal of the Pledge in accordance with Article 8 herein.

8. Exercise Of The Right Of The Pledge

8.1 The Pledgor shall not transfer or assign the pledge without prior written approval from the Pledgee prior to the full performance of its obligation under the Loan Agreement, except that the Pledgor and the Pledgee have agreed otherwise.

8.2 Subject to Article 7, the Pledgee may exercise the right to dispose the Pledge when the Pledgee gives a notice of default.

8.3 The Pledgee is entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of whole or part of the equity interests pledged herein in accordance with legal procedure until the outstanding consulting and service fees and all other payables under the Service Agreement are repaid.

8.4 The Pledgor shall not hinder the Pledgee from disposing the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize his Pledge.

9. Transfers Or Assignment

9.1 The Pledgor shall not donate or transfer his rights and obligations herein without prior written consent from the Pledgee.

9.2 This Agreement shall be binding upon the Pledgor and his successors and be effective to the Pledgee and his each successor and assignee.

9.3 The Pledgee may transfer or assign his all or any rights and obligations under the Service Agreement to any individual (natural person or legal entity) at any time. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the rights and obligations under the Service Agreement, at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

9.4 After the Pledgee’s change resulting from the transfer or assignment, the new parties to the pledge shall enter into a pledge agreement.

10. Termination

10.1 This Agreement shall not be terminated until the Pledgor has fully performed its obligations under the Loan agreement and that the Pledgor has no more obligations under the Loan agreement. The Pledgee should cancel or absolve this agreement within reasonable time of practical feasibility.

In case the agreement is terminated, the Pledgee shall cancel or terminate this Agreement within reasonable time as soon as practicable.

11. Force Majeure

12.1 Force majeure, which includes acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any unforeseen events beyond the prevented party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. The Pledge affected by force majeure shall notify the other party of exemption promptly;

12.2 In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by force majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to minimize or remove the effects of force majeure and attempt to resume performance of the obligations delayed or prevented by the event of force majeure. After the event of force majeure is removed, both parties agree to resume the performance of this Agreement with their best efforts.

13. Dispute Resolution

13.1 This Agreement shall be governed by and construed in accordance with the PRC law.

13.2 Any dispute, tangle or claim arising from the agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the current effective rules of arbitration application. The arbitration award shall be final and binding upon both parties.

13.3 Arbitration place shall be in Beijing, PRC.

13.4 Arbitration language shall be English.

13.5 The court of arbitration shall compose of three arbitrators. Both parties should respectively appoint an arbitrator, the chairman of the court of arbitration shall be appointed by both parties through consultation. In case both parties do not coincide in opinion of the person selected for the chief arbitrator within twenty days from the date of their respectively appoint a arbitrator, the director of Arbitration Commission shall have right to appoint the chief arbitrator.

13.6 both parties agreed that the court of arbitration established according to the regulation shall have right to provide actually performed relief on the proper situation according with PRC Law (including but not being limited to Law of Agreement of the People’s Republic of China). For the avoidance of doubt, both parties further that any court having jurisdiction (including PRC Court) shall carry out the arbitral award of actual performance issued by the court of arbitration.

13.7 Both parties agreed to conduct arbitration in accordance with this regulation, and irrepealably abstain the right to appeal, reexamine or prosecute to national court or other administration of justice in any form, and the precondition shall be that the aforesaid waiver is effective. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.

13. Notice

14.1 Any notice, which is given by the parties hereto for the purpose of performing the rights, duties and obligations hereunder, shall be in writing form (including fax and telex). Where such notice is delivered personally, the time of notice is the time when such notice actually reaches the addressee; where such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted. If such notice does not reach the addressee on business date or reaches the addressee after the business time, the next business day following such day is the date of notice. The delivery place is the address first written above of the parties hereto or the address advised in writing including facsimile and telex from time to time.

14. Appendices

15.1 The appendices to this Agreement are entire and integral part of this Agreement.

15. Effectiveness

16.1 This agreement and any amendments, modification, supplements, additions or changes hereto shall be in writing and come into effect upon being executed and sealed by the parties hereto.

16.2 This Agreement is executed by Chinese in duplicate, and each party holds one copy and each copy and the copies shall have the same legal effect.

(No text hereunder)

In witness whereof the parties hereto have caused this Agreement to be duly executed by the parties themselves or on their behalf by a duly authorized representative as of the Effective Date first written above.

The Pledgee: eLongNet Information Technology (Beijing) Co., Ltd.

Signature of Authorized Representative: Justin Tang

Official Seal:	/s/

The Pledgor: Tian Binbin

Signature:	/s/

Appendices

1. Register of Shareholders of Hangzhou Global-link;

2. Certificate of Capital Contribution of Hangzhou Global-link;

3. Loan Agreement;